UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
(Amendment No. )
CURRENT REPORT
PURSUANT TO Section  13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 27, 2010
Constar International Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-16496	13-1889304

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Crown Way Philadelphia, PA	19154-4599

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 552-3700
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of April 28, 2010, Michael J. Hoffman resigned from his positions as President and Chief Executive Officer of Constar International Inc. (the “Company”), and from the Board of Directors (the “Board”) of the Company, to pursue other opportunities. The Board has initiated a search for Mr. Hoffman’s replacement. In the interim, Ruth J. Mack will serve as President and Chief Executive Officer of the Company effective immediately, in addition to her current role as a Board member.
Ms. Mack, age 55, has served as a director of the Company since May 2009. Ms. Mack was President, WinCup Plastics and Executive Vice President, New WinCup Holdings from 2006-2009. From 1999-2006, she worked for Alcoa, Inc., most recently as Vice President, Alcoa and Group President Alcoa Packaging & Consumer Products. Prior roles included Vice President, Reynolds Metals Company and General Manager, Reynolds Consumer Products and President Alcoa Consumer Products. Previous to Alcoa, Ms. Mack held a series of general management, marketing, sales, product development, distribution and logistics positions in multinational companies such as General Mills, PepsiCo, Nestle, Pillsbury and WLR Foods.
On April 27, 2010, the Company entered into an amendment and restatement of Mr. Hoffman’s employment agreement. Subject to the terms and conditions contained therein, in connection with his resignation Mr. Hoffman will be entitled to (i) base salary earned but unpaid as of the date of the termination; (ii) a lump sum payment equal to $2.2 million, paid in the seventh month following his termination; (iii) continuation of medical benefits in effect as of the date of termination for a period of two years following the date of termination at an estimated cost for premiums of approximately $47,000; (iv) payment of approximately $81,000 in respect of the deferred portion of his 2009 Annual Incentive Plan award, paid in the seventh month following his termination; and (v) immediate payment of any unused accrued vacation days. Mr. Hoffman has also agreed to assist the Company as a consultant over the next three months, if requested by the Board, with regard to the integration of his successor and other strategic and operational matters. The foregoing description of the amended and restated employment agreement is qualified in its entirety by the copy thereof filed as Exhibit 10.1 to this report, which exhibit is incorporated herein by reference.
In connection with Ms. Mack’s appointment, she will receive a base salary of $50,000 per month and she will be eligible for a bonus and equity awards at the discretion of the Board and participation in the benefit programs applicable to senior management.
Because of Ms. Mack’s new interim executive role, Ms. Mack has stepped down from her positions on the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Mack was replaced as chair of the Compensation Committee by current member Lawrence V. Jackson, and Eric A. Balzer has been appointed to replace Ms. Mack on the Nominating and Corporate Governance Committee.
On April 28, 2010, the Company issued a press release announcing the matters discussed above. The press release is attached as Exhibit 99.1 to this report.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all information in this report consists of forward-looking statements within the meaning of the federal securities laws, including statements regarding the intent, belief or current expectations of the Company and its management which are made with words such as “will,” “may,” “expect,” “estimate,” intend,” “believe,” and similar words. These forward-looking statements are not guarantees of performance or results. They are subject to a number of assumptions and involve a number of risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the company to differ from expectations include, among other things, factors identified from time to time in the Company’s reports filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2009, and in subsequent filings made prior to, on or after today. The Company cautions readers not to place undue reliance on any forward-looking statements included in this report, which speak only as of the date hereof. The Company does not intend to review, revise, or update any particular forward-looking statements in light of future events.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
Number	Exhibit Title

10.1	Third Amended and Restated Employment Agreement, dated as of April 27, 2010, by and between Constar International Inc. and Michael J. Hoffman.

99.1	Press Release dated April 28, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 28, 2010	CONSTAR INTERNATIONAL INC.
	By:	/S/ J. mark borseth
		Name:	J. Mark Borseth
		Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit
Number	Exhibit Title

10.1	Third Amended and Restated Employment Agreement, dated as of April 27, 2010, by and between Constar International Inc. and Michael J. Hoffman.

99.1	Press Release dated April 28, 2010.